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                                                                      Exhibit 5
                                                                      ---------


           [LETTERHEAD OF SHEREFF FRIEDMAN HOFFMAN & GOODMAN, LLP]


                                              January 29, 1996


Datascope Corp.
14 Philips Parkway
Montvale, New Jersey 07645-9998

Ladies and Gentlemen:

         Datascope Corp., a Delaware corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") which relates to 750,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock"), which may be issued upon the exercise of options granted pursuant to the Datascope Corp. 1995 Stock Option Plan (the "1995 Plan"). This opinion is an exhibit to the Registration Statement.

         We act as corporate and securities counsel to the Company and in such capacity have participated in various corporate and other proceedings relating to the Company. We have taken part in the preparation or have examined copies of the Company's Restated Certificate of Incorporation and amendments thereto, its by-laws as presently in effect, minutes of meetings of its directors, stockholders and committees and such other documents and instruments relating to the Company and the proposed issuance of the shares of Common Stock as we have deemed necessary under the circumstances, in each case signed, certified or otherwise proved to our satisfaction. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

         We note that we are members of the Bar of the State of New York and that we are not admitted to the Bar of any other state. Insofar as this opinion may involve the laws of the State of Delaware, our opinion is based solely upon our reading of the Delaware General Corporation Law as reported in the Prentice-Hall Corporation Law Service.
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Datascope Corp.
January 29, 1996
Page 2


         Based on the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the shares of Common Stock to be issued upon the exercise of options granted pursuant to the 1995 Plan have been duly authorized, and (subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws) when issued in accordance with the terms of the 1995 Plan, and any option agreements executed pursuant thereto, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or "Blue Sky" laws of any state.

         This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes, except as expressly provided in the preceding paragraph. This opinion is as of the date hereof and we disclaim any undertaking to update this opinion after the date hereof.

                                 Very truly yours,

                                 /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                                 SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP

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